Exhibit 10.3

Execution Copy

STOCKHOLDERS’ AGREEMENT

This Stockholders Agreement (this “Agreement”) is entered into this 10th day of September, 2004 (the “Effective Date”) by and among International Business Associates Ltd. an exempted limited liability company organized under the laws of the Turks and Caicos Islands, BWI (the “Company”), John Kean, Jr., and Stanley J. Brownell, (each individually a “Founder” and collectively, the “Founders”), and International Business Associates Holding Co., Ltd., a British Virgin Islands company (the “Purchaser”). The Company, each of the Founders, and the Purchaser are individually referred to herein as a “Party”, and collectively, the “Parties.” The Founders and the Purchaser are collectively referred to herein as the “Stockholders.”

Unless otherwise defined in this Agreement, terms appearing in initial capital form shall have the meaning set forth in that certain Series A Redeemable Preferred Stock Subscription Agreement among the Parties dated as of the date hereof (the “Stock Subscription Agreement”).

In consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Company, each of the Founders, and the Purchaser hereby agree as follows:

1. Organizational Matters of the Company.

1.1 Ownership. As a result of the purchase by Purchaser of the Warrant, the initial beneficial ownership of the Company’s ordinary shares is fifty-two percent (52%) in favor of the Founders and forty-eight percent (48%) in favor of the Purchaser. The Parties contemplate that, whenever the Company requires additional working capital prior to the redemption of all of the Series A Preferred, as determined by the Board of Directors of the Company acting unanimously, the Purchaser shall have the right, but not the obligation, to purchase additional shares of Series A Preferred and warrants on terms and conditions no less favorable to those offered by the Company to the Purchaser in the Stock Subscription Agreement. Without the consent of the Purchaser, the Founders shall not acquire, by purchase or otherwise, ownership of capital stock representing more than fifty-two percent (52%) of the outstanding shares of capital stock of the Company, on a Fully Diluted Basis, except in accordance with this Agreement. Without the consent of the Founders, the Purchaser shall not acquire, by purchase or otherwise, ownership of capital stock representing more than forty-eight percent (48%) of the outstanding shares of capital stock of the Company, on a Fully Diluted Basis, except in accordance with this Agreement. As used in this Agreement, “Fully Diluted Basis” means, as the context requires, either (a) the aggregate number of Common Stock issued and outstanding at the relevant time, after giving effect to all then outstanding options, warrants, convertible securities or other rights to acquire Common Stock (whether or not then exercisable or exercisable at a price below the then market value of the Common Stock) of all shareowners, including the Warrant, and/or (b) the number of Common Stock owned by a particular shareholder at the relevant time, after giving effect to all then outstanding options, warrants, convertible securities or other rights to acquire Common Stock (whether or not then exercisable or exercisable at a price below the then market value of the Common Stock) held by such shareholder, including, in the case of the Purchaser, the Warrant.

1.2 Governance; Voting. The management of the Company and the preparation and adoption of the Company’s business plan will be vested in the Board of Directors and such officers as the Board may designate from time to time. Subject to the management guidelines attached hereto as Exhibit A and the other terms of this Agreement, the day-to-day management of the Company will be at the direction of the Board of Directors. The Board and the members appointed thereto (each a “Director”) shall be proposed by and shall serve at the direction of the Stockholders as provided for herein and in the Memorandum of Association and Articles of Association.

(a) The Board of Directors shall be comprised of five (5) Directors or such other number of directors as may be established in accordance with the Company’s organizational documents from time to time. So long as the Series A Preferred shall remain outstanding, the Purchaser shall be entitled to nominate three (3) candidates for membership on the Board of Directors of the Company, and the Founders shall be entitled to nominate two (2) directors for membership on the Board of Directors of the Company. From and after the retirement of the Series A Preferred, so long as the Founders hold a majority of the outstanding Common Stock, the Purchaser (if the Purchaser then holds shares of Common Stock) shall be entitled to nominate two (2) candidates for membership on the Board of Directors of the Company, and the Founders shall be entitled to nominate three (3) directors for membership on the Board of Directors of the Company. The Purchaser and the Founders agree to vote for the nominees of each of them. If a Founder is unable to serve or has transferred his shares of Common Stock in the manner permitted by Section 3.3(a), then the Founder’s successor in interest as holder of his Shares or his legal representative shall be entitled to nominate directors in the same manner and to the same extent as if the Founder were himself acting.

(b) Subject to the Company’s Memorandum of Association and Articles of Association (as in effect on the date hereof and from time to time thereafter) and the terms and conditions of this Agreement, the Board will have the authority on behalf and in the name of the Company to perform all acts necessary and desirable to the objects and purposes of the Company and to comply, as deemed necessary in the Board’s sole discretion, with any and all applicable laws, regulations, orders or decrees including without limitation, such laws and regulations applicable to Purchaser’s parent company, Harken Energy Corporation, without a vote of the Stockholders (including but not limited to opening bank or other accounts and negotiating, effecting and authorizing the purchase and sale of Shares); provided, that those matters which, under the terms of Exhibit A, are within the scope of powers and authority of the Company’s management shall remain with Company’s management unless otherwise modified by the Board as deemed necessary in its sole discretion to comply with any laws, regulations, orders or decrees as set forth in this Subsection (b). The Purchaser and the Founders agree to instruct their Board of Directors nominees to elect John Kean Jr. as the Chairperson of the Board, so long as he is able to serve and remains a Stockholder. He shall preside over all Board meetings. As used in this Agreement, “Shares” means and includes any and all shares of Common Stock and/or shares of capital stock of the Company, by whatever name called, which carry voting rights and shall include any such shares now owned or subsequently acquired by a Stockholder, however acquired, including without limitation stock splits and stock dividends.

(c) All certificates representing Shares owned or hereafter acquired by the Stockholders or any transferee of the Stockholders bound by this Agreement shall have affixed thereto a legend substantially in the following form:

“The shares of stock represented by this certificate are subject to certain voting agreements as set forth in a Stockholders’ Agreement, as amended from time to time, by and among the registered owner of this certificate, the Company and certain other stockholders of the Company, a copy of which is available for inspection at the offices of the Secretary of the Company.”

2. Actions Requiring Special Unanimous Approval of the Board of Directors.

2.1 Notwithstanding anything in this Agreement to the contrary (including any provision of Exhibit A) and to the extent permitted by the law of the Turks and Caicos Islands, BWI, the Parties acknowledge that the matters set forth below will require the unanimous approval of the Company’s Board of Directors (so long as any shares of Series A Preferred remain outstanding):

(a) any amendment of the Memorandum of Association, Articles of Association or other organizational documents of the Company;

(b) a consolidation or merger of the Company, whether by merger, reverse merger, share exchange, sale of stock or otherwise, with or into any other Person, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all or any part of the assets of the Company, or any share exchange pursuant to which shares of capital stock of the Company are converted into other securities, cash or property of another Person, or any other change of control transaction;

(c) the voluntary dissolution or voluntary liquidation of the Company;

(d) the Company’s entering into or amending any contract with any Stockholder or any affiliate thereof if the payment or consideration involved in such contract or series of related contracts would, regardless of amount, exceed the fair market value for the goods or services provided to the Company thereunder, provided that such contract shall have first been approved by a majority of the directors of the Board;

(e) any issuance of shares, or securities convertible into, or options or warrants to acquire, any such shares, and any redemption, change, cancellation, modification or alteration of Shares, or securities convertible into, or options or warrants to acquire, any such shares, or any increase or decrease in the capital of the Company;

(f) any change in the Company’s name; and

(g) allocation of public company costs incurred by Harken Energy Corporation and allocated to the Company.

3. Transfer of Shares.

3.1 Certain Definitions. As used in this Section 3, the following terms have the following meanings:

(a) “Affiliate” means any corporation or other entity which is controlled by, or is under common control with a Stockholder. A corporation or other entity is regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

(b) “Independent Accounting Firm” means (a) an independent certified public accounting firm in the United States or England of national recognition (other than a firm which then serves as the independent auditor for Purchaser or the Founders or any of their respective Affiliates) mutually acceptable to Purchaser and the Founders or (b) if the Stockholders are unable to agree upon such a firm, then an accounting firm meeting such qualifications designated by the President of the American Institute of Certified Public Accountants.

(c) “IPO” means the initial, firm-commitment, underwritten public offering of Shares, or equity securities into which such shares are converted or for which such shares are exchanged, pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or pursuant to the foreign equivalent thereof, resulting in the Company, or the successor entity to the Company as the case may be, becoming listed on a public securities exchange.

(d) “Transfer Permitted Date” means the date which is the earlier of (i) an IPO, (ii) the five-year anniversary of the Effective Date or (iii) termination of this Agreement.

3.2 Restrictions on Transfer. Any sale, transfer or other disposition, whether voluntarily or by operation of law (“Transfer”) of any of the Shares owned by a Founder (“Founder Shares”), prior to the Transfer Permitted Date other than according to the terms of this Agreement, shall be void and transfer no right, title, or interest in or to any of such Founder Shares to the purported transferee. Any Transfer of any of the Shares owned by the Purchaser (“Purchaser Shares”), prior to the Transfer Permitted Date other than according to the terms of this Agreement, shall be void and transfer no right, title, or interest in or to any of such Purchaser Shares to the purported transferee.

3.3 Transfers Not Subject to Restrictions.

(a) At any time prior to the Transfer Permitted Date, either Founder may Transfer all or any portion of its Founder Shares (i) to an Affiliate of such Founder, or (ii) with prior written notice to the Board, to a trust or other custodial vehicle for the benefit of a Founder, or a relative of such Founder. In each such case, the transferee shall have delivered to the Company and the other Stockholders a written instrument agreeing to be bound by the terms of this Agreement as if it were a Founder or the Purchaser, as the case may be.

(b) The provisions of this Section 3 shall not apply to any pledge of Founder Shares by a Founder which creates a mere security interest, provided that the pledgee provides the Company and the Stockholders with a written agreement to be bound hereby to the same extent as the pledging Founder.

(c) At any time prior to the Transfer Permitted Date, the Purchaser may Transfer all or any portion of its Shares (i) to an Affiliate of the Purchaser, or (ii) with prior written notice to the Board, to a trust or other custodial vehicle for the benefit of the Purchaser or an Affiliate of the Purchaser. In each such case, the transferee shall have delivered to the Company and the other Stockholders a written instrument agreeing to be bound by the terms of this Agreement as if it were the Purchaser, as the case may be.

3.4 Right of First Refusal; Notice of Proposed Sale. If the Purchaser or any Founder desires to Transfer any of its Shares, or any interest in such Shares, in any transaction other than pursuant to Section 3.3 of this Agreement, such Founder or the Purchaser, as the case may be (the “Selling Party”) shall first deliver written notice of his or its desire to do so (the “Notice”) to the other Founder(s), the Company and the Purchaser, in the manner prescribed in Section 5.5 of this Agreement. The Notice must specify: (i) the name and address of the person to which the Selling Party proposes to Transfer the Shares or an interest in the Shares (the “Offeror”), (ii) the number of Shares that the Selling Party proposes to Transfer (the “Offered Shares”), (iii) the consideration per Share to be delivered to the Selling Party for the proposed Transfer and (iv) all other material terms and conditions of the proposed transaction. The Selling Party shall attach to the Notice a copy of a bona fide written offer from an unaffiliated third party.

3.5 Option to Purchase.

(a) Subject to Section 3.7, if a Founder is the Selling Party, the other Founder shall have the first option to purchase all or any part of the Offered Shares for the consideration per share and on the terms and conditions specified in the Notice. The other Founder must exercise such option, no later than 30 days after such Notice is deemed under Section 5.5 to have been delivered to it, by written notice to the Selling Party Founder.

(b) Subject to Section 3.7, if the Purchaser is the Selling Party, the Founders shall have the first option to purchase all or any part of the Offered Shares for the consideration per share and on the terms and conditions specified in the Notice. The Founders must exercise such option, no later than 30 days after such Notice is deemed under Section 5.5 to have been delivered to it, by written notice to the Selling Party. The Founders shall have the right to purchase the Offered Shares from the Purchaser pro rata in accordance with their respective holdings of the Company’s ordinary shares. In the event of a Purchaser Notice B (as defined below), one Founder may purchase more shares than the other Founder.

(c) Subject to Section 3.7, the Company shall have the option to purchase all or any part of the Offered Shares for the consideration per share and on the terms and conditions specified in the Notice to the extent that one or both Founders or the Purchaser does not opt to purchase the Offered Shares. The Company must exercise such option, no later than the end of the thirty-day period for one or both Founders to exercise their options after such Notice is deemed under Section 5.5 to have been delivered. The Company shall exercise such option by written notice to the Selling Party.

(d) If a Founder is the Selling Party and neither the other Founder nor the Company exercises its option with respect to all of the Offered Shares within the periods for such exercise specified in this Section 3.4, the Company shall, by the last day of such period, give written notice of that fact to the Purchaser (the “Purchaser Notice A”). The Purchaser Notice A shall specify the number of Offered Shares not purchased by the other Founder or the Company (the “Remaining Founder Shares”). If the Purchaser is the Selling Party and neither the Founders nor the Company exercises their options with respect to all of the Offered Shares within the periods for such exercise specified in this Section 3.4, the Company shall, by the last day of such period, give written notice of that fact to the Founders (the “Purchaser Notice B”). The Purchaser Notice B shall specify the number of Offered Shares not purchased by the Founders or the Company (the “Remaining Purchaser Shares”).

(e) If the Founders or the Company duly exercises its option to purchase all or part of the Offered Shares, the closing of such purchase shall take place at the offices of the Company on the later of (i) the date fifteen (15) days after the expiration of the periods for exercise specified in this Section 3.4 or (ii) the date that the Purchaser consummates its purchase of Remaining Shares under Section 3.6(c).

(f) To the extent that the consideration proposed to be paid by the Offeror for the Offered Shares consists of property other than cash or a promissory note, the consideration required to be paid by the Founder, the Company and/or the Purchaser exercising their respective options under Sections 3.5 and 3.6 may consist of cash equal to the value of such property, as determined in good faith by agreement of the Selling Founder and the Company and/or the Purchaser acquiring such Offered Shares. To the extent that the consideration proposed to be paid by the Offeror for the Offered Shares consists of Offeror’s promissory note, a comparable promissory note of which a Founder, the Company or the Purchaser shall be deemed equivalent to Offeror’s promissory note. If the Selling Founder and the Company and/or the Purchaser are unable to agree on the appropriate value of such property, a determination as to value shall be derived by an Independent Accounting Firm.

(g) Notwithstanding anything to the contrary herein, none of the Founders, the Company or the Purchaser shall have any right to purchase any of the Offered Shares under Sections 3.4 and 3.5 of this Agreement unless the Founder(s), the Company and/or the Purchaser exercise their option or options to purchase all of the Offered Shares.

3.6 Purchaser’s Option to Purchase.

(a) Subject to Section 3.7, the Purchaser shall have an option, exercisable for a period of 15 days from the date of delivery of the Purchaser Notice A, to purchase the Remaining Founder Shares for the consideration per share and on the terms and conditions set forth in the Notice. Such option shall be exercised by delivery by the Purchaser of written notice to the Secretary of the Company. Alternatively, the Purchaser may within the same 15-day period, notify the Secretary of the Company of its desire to participate in the sale of the shares on the terms set forth in the Notice, and the number of shares it wishes to sell.

(b) Subject to Section 3.7, either or both of the Founders shall have an option, exercisable for a period of 15 days from the date of delivery of the Purchaser Notice B, to purchase the Remaining Purchaser Shares for the consideration per share and on the terms and conditions set forth in the Notice. Such option shall be exercised by delivery by a Founder of written notice to the Secretary of the Company. Alternatively, a Founder may within the same 15-day period, notify the Secretary of the Company of its desire to participate in the sale of the shares on the terms set forth in the Notice, and the number of shares it wishes to sell.

3.7 Failure to Fully Exercise Options; Co-Sale.

(a) If the Founders, the Company and the Purchaser do not exercise their options to purchase all of the Offered Shares within the periods described in this Agreement (the “Option Period”), then all options of the Company and the Purchaser to purchase the Offered Shares, whether exercised or not, shall terminate. If either or both of the Founders or the Purchaser has, pursuant to Section 3.6, expressed a desire to sell shares in the transaction, then it shall be entitled to do so pursuant to this Section 3.7.

(b) Promptly, on expiration of the Option Period, the Party wishing to participate shall notify the Selling Party of the aggregate number of shares the participating Party wishes to sell. The Selling Party shall use his best efforts to cause the Offeror to purchase the shares the participating Party wishes to sell. If the Offeror does not wish to purchase all of the shares made available by the Selling Party and the participating Party, then the participating Party and the Selling Party shall be entitled to sell, at the price and on the terms and conditions set forth in the Notice (provided that the price set forth in the Offer with respect to Common Stock shall be appropriately adjusted, if necessary, based on the conversion ratio of any preferred shares to be sold), a portion of the shares being sold to the Offeror, in the same proportion as participating Party’s and the Selling Party’s ownership of shares bears to the aggregate number of shares owned by the participating Party and the Selling Party. The transaction contemplated by the Notice shall be consummated not later than 60 days after the expiration of the Option Period.

3.8 Termination of Transfer Restrictions. The restrictions on the transfer of Shares set forth in this Section 3 shall terminate upon the earlier of the following events:

(a) The sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise (except a merger or consolidation in which the holders of share capital of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 80% by voting power of the share capital of the surviving corporation); or

(b) The closing of the Company’s IPO.

4. Term and Termination. This Agreement shall commence on the date first set forth above and shall continue until the first to occur of (a) the date of an IPO or (b) the date on which neither the Purchaser nor any of its Affiliates holds any of the shares of the Company’s capital stock or any warrant for the purchase of shares of the Company’s capital stock.

5. Miscellaneous.

5.1 Successors and Assigns. In accordance with the terms and conditions of Section 3, this Agreement, and the rights and obligations of the Purchaser hereunder, may be assigned by Purchaser to any to any Affiliate (such as a partner, member, stockholder or subsidiary of the Purchaser), and, in each case, such transferee shall be deemed a “Purchaser” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement. Neither the Company nor the Founders may assign their rights under this Agreement, other than in accordance with Section 3.

5.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

5.3 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, Purchaser shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Turks and Caicos Islands, BWI (without reference to the conflicts of law provisions thereof). To the extent that any conflict may arise between the terms and conditions of this Agreement and the terms and conditions of the Company’s Memorandum of Association or Articles of Association or any other organizational document, the terms and conditions of this Agreement shall prevail.

5.5 Notices. All notices, requests, consents, and other communications under this Agreement shall be given in accordance with the provisions of the Stock Subscription Agreement.

5.6 Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Parties. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

5.7 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

5.8 Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

Executed as of the date first written above.

COMPANY:

INTERNATIONAL BUSINESS ASSOCIATES LTD.

By:

FOUNDERS:

John Kean, Jr.
Address:
40 Mountain Top Road
Bernardsville, NJ 07924

Stanley J. Brownell
Address:
P.O. Box 314
18 Old Turnpike Road
Oldwich, NJ 08858

PURCHASER:

INTERNATIONAL BUSINESS ASSOCIATES HOLDING CO., LTD.

Mikel D. Faulkner
President and Chief Executive Officer

Exhibit A

Management Guidelines

The purpose of this document is to set forth the scope of powers and authority granted to the President and the Chief Operating Officer of the Company named in the foregoing agreement (hereinafter “IBA” or the “Company”). This list may be amended from time to time by the Company’s Board of Directors. The above referenced officers of the Company are hereby charged and empowered with the responsibility to:

(a)	hire the employees of the Company, establish their salaries, duties and obligations, and generally exercise employer’s rights over the employees of the Company subject to Board adopted employment policies; allocate shares of the bonus pool among employees as compensation;

(b)	carry out the management of the Company’s affairs in accordance with applicable laws and generally represent the Company in its ordinary course of business affairs;

(c)	prepare and submit the annual budgets for the Company to the Board of Directors for approval;

(d)	prepare and submit, on a monthly basis, financial reports and any other written reports for review by the Board of Directors in respect of the activities of the Company;

(e)	prepare and maintain the secretarial records and books of account for the Company;

(f)	create a system of financial controls that produces financial statements in accordance with U.S. GAAP and that is auditable under generally accepted auditing standards;

(g)	manage the daily operations of the Company’s bank account(s), issuance of letters of credit and interactions with financial institutions;

(h)	determine, the timing and amounts of preferred stock to be redeemed subject to Board approval; and

(i)	any other responsibilities that may be granted from time to time following an affirmative vote of a majority of the Board of Directors and the above referenced approval by shareholders.

In exercising their duties, the President and Chief Operating Officer shall require all formal and binding documents to either contain the signature of both the President and the COO or, in the absence of either the President or COO, either the signature of the President or COO with the written approval of the Board of Directors.

The powers of the President and Chief Operating Officer in the day-to-day management and administration of the Company shall be restricted in that they shall not, without the prior approval of a majority of the Board of Directors of the Company:

(a)	borrow any money in excess of $500,000 in respect of a single transaction or a series of transactions not necessarily related to each other but in no event shall the collective borrowings exceed $1 million without Board approval, provided, however, that this limitation shall not apply to borrowings approved in the Company’s Annual Budget;

(b)	incur capital expenditures in any single transaction or related series of transactions in noncompliance with the Company’s Annual Capital Budget in excess of $250,000, provided however that the such capital expenditures shall in the aggregate not exceed $500,000 without Board approval;

(c)	issue or grant any suretyship, indemnity or guarantee for or on behalf of the Company in excess of $750,000, provided however that the aggregate sureties, indemnities and guarantees granted by the President and COO shall not exceed $1.5 million without Board approval;

(d)	enter into any agreement under the terms of which all or a major part of the business of the Company is sold, encumbered or subcontracted to a third party in any manner;

(e)	encumber any capital assets of the Company;

(f)	acquire or dispose of any immovable property or any intellectual property rights in excess of $250,000;

(g)	conclude any joint venture, partnership, or similar arrangement with any third party;

(h)	commit the Company to long term (over twelve months) commitments outside of the Company’s Approved Annual Budget in excess of $500,000, except transactions concerning gas trade (acquisition, sale, nomination, transfer, storage and distribution of gas);

(i)	enter into any agreement or contract, or a series of agreements or contracts not necessarily related to each other, which would result in obligations for the Company exceeding $500,000, except transactions concerning gas trade (acquisition, sale, nomination, transfer, storage and distribution of gas); and

(j)	with respect to (g) and (h) above, the aggregate obligations of all gas trade obligations shall not exceed a VaR (Value at Risk) of $750,000 and such limit shall be incorporated into the Company’s risk management policy.